Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Press Contact:

Steve Kunszabo	Liz DeCastro
Iridium Communications Inc.	Iridium Communications Inc.
+1 (703) 287-7570	+1 (703) 287-7421
steve.kunszabo@iridium.com	liz.decastro@iridium.com

IRIDIUM ANNOUNCES THIRD-QUARTER RESULTS AND

DELIVERS RECORD SERVICE REVENUE AND OPERATIONAL

EBITDA; COMPANY INCREASES 2010 OUTLOOK

MCLEAN, Va. – November 9, 2010 – Iridium Communications Inc. (Nasdaq:IRDM) (“Iridium”) today reported strong financial results for the third quarter of 2010 and updated its outlook for the full-year 2010. Iridium’s third-quarter 2010 financial results reflect Iridium Communications Inc. (“the Company”) as compared to Iridium Holdings LLC (“predecessor”) for the comparable period in 2009. Net income was $10.7 million for the third quarter of 2010, as compared to net income of $15.0 million for the comparable period of 2009. Net income for the third quarter of 2010 includes $12.3 million of non-cash expenses for purchase accounting adjustments, net of tax, related to GHL Acquisition Corp.’s acquisition of the predecessor, while the comparable period in 2009 had no purchase accounting adjustments. Operational EBITDA (“OEBITDA”)(1) for the third quarter was $47.1 million, as compared to $38.5 million for the prior-year period, representing year-over-year growth of 22 percent and an OEBITDA margin of 49 percent. OEBITDA benefited from solid growth in commercial service, government service and equipment revenue.

Iridium reported third-quarter total revenue of $94.5 million, which included $62.7 million of service revenue and $31.8 million of equipment and engineering and support revenue. Total revenue grew 12 percent versus the comparable period of 2009, while service revenue increased 10 percent from the year-ago period. Service revenue, which represents recurring revenue from Iridium’s growing subscriber base, was 66 percent of total revenue for the third quarter of 2010.

The Company ended the quarter with 413,000 total billable subscribers, which compares to 339,000 for the year-ago period and 383,000 for the previous quarter ended June 30, 2010. Total billable subscribers grew 22 percent year-over-year, driven by ongoing strength in machine-to-machine (“M2M”) data, handheld voice and Netted Iridium customers.

Capital expenditures were $86.1 million and $134.3 million for the three and nine-month periods ended September 30, 2010, respectively, and primarily related to spending for the Company’s next-generation satellite constellation, Iridium NEXT, and upgraded ground network infrastructure at its commercial gateway.

“We continue to reach significant operational and financial milestones at Iridium with each passing day,” said Matt Desch, Iridium’s chief executive officer. “We recently closed our $1.8 billion Coface facility and are forging ahead with Iridium NEXT. Iridium NEXT has moved to the full-scale development phase and we’re working with Thales Alenia Space, SpaceX and all of our technical partners to meet the design and development timelines. Now that we’ve closed on our financing, we’re also accelerating our effort with potential hosted payload customers and continue to make good progress in this area.”

Desch continued, “Strong subscriber and recurring service revenue growth continues to be driven by our leadership in the handheld voice market, an expanding M2M business and new products like Iridium OpenPort.”

Iridium Business Highlights

Service – Commercial

Commercial service remains the largest part of Iridium’s business, representing 50 percent of the Company’s total revenue during the third quarter. Seeing strong demand across a variety of vertical markets and industries, Iridium continues to be an important provider of voice, high-speed data and M2M applications for target markets including business telephony and data services, public safety, maritime communications, asset tracking and transportation fleet management.

•	Commercial service revenue was $47.3 million, an 8 percent increase from the last year’s comparable period, primarily supported by a strong gain in Iridium OpenPort and M2M customers.

•

Commercial voice average revenue per user (“ARPU”) was $52 during the third quarter, a 7 percent year-over-year decrease. Commercial M2M data ARPU was $21 during the third quarter, unchanged from last year’s comparable period.

•

Iridium’s commercial business ended the quarter with 371,000 billable subscribers, which compares to 306,000 for the prior-year quarter and to 345,000 for the previous quarter ended June 30, 2010. M2M data subscribers represented 27 percent of billable commercial subscribers, an increase from 23 percent during the prior-year period.

Service – Government

Government service revenue increased by 14 percent during the quarter, as the Company continued to serve as a mission-critical partner for the U.S. Department of Defense and its personnel around the globe. Iridium’s voice and data solutions are used by U.S. government customers for critical applications including asset tracking, specialized communications for the special operations and other defense communities and for distributed tactical communications services such as Netted Iridium.

•	Government service revenue was $15.4 million, a 14 percent increase from the prior-year period, primarily driven by growth in satellite handsets and Netted Iridium subscribers.

•

Government voice ARPU was $149 during the third quarter, a 1 percent year-over-year decrease. Voice ARPU was impacted by strong growth in Netted Iridium subscribers. Government M2M data ARPU was $22 during the period, a 5 percent increase from last year’s comparable period.

•

Iridium’s government business ended the quarter with 42,000 billable subscribers, which compares to 33,000 for the prior-year quarter and to 38,000 for the previous quarter ended June 30, 2010. M2M data subscribers represented 14 percent of billable government subscribers, an increase from 9 percent during the prior-year period.

Equipment

•	Equipment revenue was $27.1 million, a 28 percent year-over-year increase. Revenue increased primarily due to strong satellite handset sales and increased volume for M2M units.

•	The Company has successfully addressed the parts supply delay it experienced in the second quarter of 2010 and is again meeting standard order fulfillment timelines for its customers.

Engineering & Support

•

Engineering and support revenue was $4.7 million, a decrease of 23 percent from the prior-year period, primarily resulting from a decrease in low-margin contract revenue related to government projects.

2010 Outlook

The Company is increasing its guidance for total billable subscriber growth, government service revenue and OEBITDA, while affirming its previously issued full-year 2010 outlook for commercial service revenue and equipment revenue. The Company now expects:

•	Total billable subscriber growth to be approximately 25 percent for the full-year 2010

•	Commercial service revenue growth to be greater than 12 percent for the full-year 2010

•	Government service revenue growth to be between 8 percent and 10 percent for the full-year 2010

•	Mid to high single-digit growth for equipment revenue for the full-year 2010

•	Full-year 2010 OEBITDA to be between $155 million and $160 million, compared to the prior outlook of at least $150 million. OEBITDA for the comparable 2009 period was $133.9 million.

	Prior 2010 Outlook (August 2010)	Revised 2010 Outlook (November 2010)
Total Billable Subscriber Growth	Greater than 20%	Approximately 25%

Commercial Service Revenue Growth	Greater than 12%	No Change

Government Service Revenue Growth	Greater than 5%	8% to 10%

Equipment Revenue Growth	Mid to high single-digit growth	No Change

Operational EBITDA (OEBITDA)	At least $150 million	$155 million to $160 million

Recent Highlights

•

On October 28, 2010, Iridium announced that it closed its Coface credit facility to finance Iridium NEXT. The syndicate of nine banks is led by Deutsche Bank AG, Banco Santander SA, Societe Generale, Natixis and Mediobanca International S.A., and includes BNP Paribas, Credit Industriel et Commercial, Intesa Sanpaolo S.p.A. and Unicredit Bank Austria AG. The syndicate will provide up to $1.8 billion of financing to Iridium for the design and manufacture of Iridium NEXT satellites.

•

The facility is comprised of a $1.5 billion tranche bearing a fixed interest rate of 4.96 percent and a $0.3 billion tranche bearing a floating interest rate equal to the London Interbank Offer Rate (“LIBOR”) plus 1.95 percent. Iridium has commenced borrowing under the facility and has drawn approximately $135 million since closing.

Non-GAAP Financial Measures & Definitions

(1)

In addition to disclosing financial results that are determined in accordance with U.S. GAAP, the Company discloses Operational EBITDA, which is a non-GAAP financial measure, as a supplemental measure to help investors evaluate our fundamental operational performance. Operational EBITDA represents earnings before interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the commencement of operations of Iridium NEXT), stock-based compensation expenses, transaction expenses associated with GHL Acquisition Corp.’s acquisition of Iridium Holdings LLC (the “Acquisition”), the impact of purchase accounting adjustments, and changes in the fair value of warrants. Operational EBITDA does not represent, and should not be considered, an alternative to U.S. GAAP measurements such as net income, and our calculations thereof may not be comparable to similarly entitled measures reported by other companies. By eliminating interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT only), stock-based compensation expenses, transaction expenses associated with the Acquisition, the impact of purchase accounting adjustments and changes in fair value of the warrants, the Company believes the result is a useful measure across time in evaluating our fundamental core operating performance. Management also uses Operational EBITDA to manage the business, including in preparing its annual operating budget, financial projections and compensation plans. The Company believes that Operational EBITDA is also useful to investors because similar measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. However, there is no standardized measurement of Operational EBITDA, and Operational EBITDA as the Company presents it may not be comparable with similarly titled non-GAAP financial measures used by other companies. As indicated, Operational EBITDA does not include interest expense on borrowed money or the payment of income taxes or depreciation expense on our capital assets, which are necessary elements of our operations. It also excludes expenses in connection with the development, deployment and financing of Iridium NEXT. Since Operational EBITDA does not account for these and other expenses, its utility as a measure of our operating performance has material limitations. Due to these limitations, our management does not view Operational EBITDA in isolation and also uses other measurements, such as net income, revenues and operating profit, to measure operating performance. Please refer to the schedule below for a reconciliation of Operational EBITDA to consolidated net income and Iridium’s Investor Relations webpage at www.iridium.com for a discussion and reconciliation of this and other non-GAAP financial measures.

Iridium Communications Inc. and Iridium Holdings LLC

Supplemental Reconciliation of Operational EBITDA

(In thousands)

	Iridium Holdings LLC	Iridium Communications Inc.	Iridium Holdings LLC	Iridium Communications Inc.
	Period July 1, 2009 to September 29, 2009	Three Months Ended September 30, 2010	Period January 1, 2009 to September 29, 2009	Nine Months Ended September 30, 2010
Net income	$14,966	$10,686	$53,284	$12,569
Interest expense	3,610	—	12,829	23
Interest income	(172)	(81)	(287)	(438)
Income taxes	—	10,225	—	10,259
Depreciation and amortization	3,601	22,657	10,850	67,617
Iridium NEXT expenses, net	1,526	1,498	9,159	11,436
Share-based compensation	4,419	1,404	5,405	3,847
Transaction expenses	10,560	—	12,478	—
Purchase accounting adjustments	—	707	—	11,560
Operational EBITDA	$38,510	$47,096	$103,718	$116,873

Conference Call Information

As previously announced, the Company will host a conference call to discuss results at 8:30 a.m. ET on Tuesday, November 9, 2010. Callers should dial (877) 334-1964 (U.S. only) or (631) 291-4574 (from outside the U.S.) to access the call. The conference call will also be simultaneously webcast on Iridium’s Investor Relations webpage at www.iridium.com. A replay of the conference call will be available beginning Tuesday, November 9, 2010 through Tuesday, November 16, 2010 at Iridium’s Investor Relations webpage. Callers can also dial (800) 642-1687 (U.S. only) or (706) 645-9291, Access Code 18361849 to access an audio replay of the conference call.

About Iridium Communications Inc.

Iridium Communications Inc. (www.iridium.com) is the only mobile satellite service (MSS) company offering coverage over the entire globe. The Iridium constellation of low-Earth orbiting (LEO) cross-linked satellites provides critical voice and data services for areas not served by terrestrial communication networks. Iridium serves commercial markets through a worldwide network of distributors, and provides services to the U.S. Department of Defense and other U.S. and international government agencies. The Company’s customers represent a broad spectrum of industry, including maritime, aeronautical, government/defense, public safety, utilities, oil/gas, mining, forestry, heavy equipment and transportation. Iridium has launched a major development program for its next-generation satellite constellation, Iridium NEXT. The Company is headquartered in McLean, Va., U.S.A. and trades on the NASDAQ Global Market under the ticker symbols IRDM (common stock), IRDMW ($7.00 warrants), IRDMZ ($11.50 warrants) and IRDMU (units).

Forward-Looking Statements

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the development of Iridium NEXT, anticipated growth in subscribers and commercial and government services revenue, and anticipated equipment revenue and Operational EBITDA for 2010. Other forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding increases in customer demand for our products and services, growth in subscribers and revenue, expected Operational EBITDA growth, Iridium’s ability to maintain the health, capacity and content of its satellite constellation, and the development of and transition to Iridium NEXT, including expanded capacity and features, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the company’s Form 10-Q for the quarter ended September 30, 2010 and filed with the Securities and Exchange Commission on November 9, 2010. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Iridium’s forward-looking statements speak only as of the date of this press release and Iridium undertakes no obligation to update forward-looking statements.

# # #

Iridium Communications Inc. and Iridium Holdings LLC

Consolidated Statements of Operations

(In thousands)

	Iridium Holdings LLC	Iridium Communications Inc.
	Period July 1, 2009 to September 29, 2009	Three Months Ended September 30, 2010	Purchase Accounting Impact (1)

Revenue: (2)
Services revenue
Commercial	$43,681	$47,326	$(929)
Government	13,455	15,372	—

Total service revenue	57,136	62,698	(929)
Subscriber equipment	21,117	27,075	—
Engineering and support	6,204	4,754

Total revenue	84,457	94,527	(929)

Operating expenses:
Cost of subscriber equipment sales	10,348	14,798	—
Cost of services (exclusive of depreciation and amortization)	20,096	17,613	(222)
Research and development	4,163	2,311	—
Depreciation and amortization	3,601	22,657	19,409
Selling, general and administrative	17,334	16,312	—
Transaction costs	10,560	—	—

Total operating expenses	66,102	73,691	19,187

Operating profit (loss)	18,355	20,836	(20,116)

Other (expense) income:
Interest income (expense), net of capitalized interest	(3,438)	81	—
Other income (expense), net	49	(6)

Total other (expense) income	(3,389)	75	—

Earnings before provision for taxes	14,966	20,911	(20,116)
Income tax provision	—	10,225	(7,777)

Net income	$14,966	$10,686	$(12,339)

Operational EBITDA	$38,510	$47,096

(1)	The impact of purchase accounting on the carrying value of inventory, property and equipment, intangible assets and accruals of Iridium Communications Inc., was an increase of approximately $19.8 million, $348.2 million, $95.5 million and $29.0 million, respectively, compared to Iridium Holdings LLC’s balance sheet as of September 29, 2009. Similarly, Iridium Holdings LLC’s deferred revenue decreased by $7.4 million. As a result of the effect of the purchase accounting, the decrease in the carrying value of deferred revenue caused a decrease in revenue, which we expect will continue through the first quarter of 2011. In addition, the increase in accruals had the effect of reducing cost of services (exclusive of depreciation and amortization) during 2010, which we expect will continue into future periods. The increase in property and equipment and intangible assets had the effect of increasing depreciation and amortization expense during 2010, which we expect will continue into future periods.

(2)	This revenue presentation differs from the Company’s presentation included in its filings with the Securities and Exchange Commission (the “SEC”), which consolidates engineering and support revenue into commercial revenue of $248 and $608 for the period July 1, 2009 to September 29, 2009 and for the three months ended September 30, 2010, respectively, and consolidates engineering and support revenue into government service revenue of $5,956 and $4,146 for the period July 1, 2009 to September 29, 2009 and for the three months ended September 30, 2010, as presented below:

	Iridium Holdings LLC	Iridium Communications Inc.
	Period July 1, 2009 to September 29, 2009	Three Months Ended September 30, 2010	Purchase Accounting Impact (1)

Revenue:
Services:
Government	$19,411	$19,518	$—
Commercial	43,929	47,934	(929)
Subscriber equipment	21,117	27,075	—

Total revenue	$84,457	$94,527	$(929)

Iridium Communications Inc. and Iridium Holdings LLC

Consolidated Statements of Operations

(In thousands)

	Iridium Holdings LLC	Iridium Communications Inc.
	Period January 1, 2009 to September 29, 2009	For the Nine Months Ended September 30, 2010	Purchase Accounting Impact (1)

Revenue:(2)
Services revenue
Commercial	$120,136	$132,858	$(2,949)
Government	40,085	43,357	—

Total service revenue	160,221	176,215	(2,949)
Subscriber equipment	66,206	69,182	—
Engineering and support	16,524	14,846

Total revenue	242,951	260,243	(2,949)

Operating expenses:
Cost of subscriber equipment sales	33,265	49,654	10,873
Cost of services (exclusive of depreciation and amortization)	58,978	56,995	(2,262)
Research and development	17,432	14,708	—
Depreciation and amortization	10,850	67,617	57,705
Selling, general and administrative	44,505	48,945	—
Transaction costs	12,478	—	—

Total operating expenses	177,508	237,919	66,316

Operating profit (loss)	65,443	22,324	(69,265)

Other (expense) income:
Interest income (expense), net of capitalized interest	(12,542)	415	—
Other income (expense), net	383	89

Total other (expense) income	(12,159)	504	—

Earnings before provision for taxes	53,284	22,828	(69,265)
Income tax provision	—	10,259	(26,777)

Net income	$53,284	$12,569	$(42,488)

Operational EBITDA	$103,718	$116,873

(1)	The impact of purchase accounting on the carrying value of inventory, property and equipment, intangible assets and accruals of Iridium Communications Inc., was an increase of approximately $19.8 million, $348.2 million, $95.5 million and $29.0 million, respectively compared to Iridium Holdings LLC’s balance sheet as of September 29, 2009. Similarly, Iridium Holdings LLC’s deferred revenue decreased by $7.4 million. As a result of the effect of the purchase accounting, the cost of subscriber equipment sales increased in the first quarter of 2010 as compared to those costs and expenses of Iridium Holdings LLC in prior periods, and the decrease in the carrying value of deferred revenue caused a decrease in revenue, which we expect will continue through the first quarter of 2011. In addition, the increase in accruals had the effect of reducing cost of services (exclusive of depreciation and amortization) during 2010, which we expect will continue into future periods. The increase in property and equipment and intangible assets had the effect of increasing depreciation and amortization expense during 2010, which we expect will continue into future periods.

(2)	This revenue presentation differs from the Company’s presentation included in its filings with the Securities and Exchange Commission (the “SEC”), which consolidates engineering and support revenue into commercial revenue of $570 and $1,442 for the period January 1, 2009 to September 29, 2009 and for the nine months ended September 30, 2010, respectively, and consolidates engineering and support revenue into government service revenue of $15,954 and $13,404 for the period January 1, 2009 to September 29, 2009 and for the nine months ended September 30, 2010, as presented below:

	Iridium Holdings LLC	Iridium Communications Inc.
	Period January 1, 2009 to September 29, 2009	Nine Months Ended September 30, 2010	Purchase Accounting Impact (1)
Revenue:
Services:
Government	$56,039	$56,761	$—
Commercial	120,706	134,300	(2,949)
Subscriber equipment	66,206	69,182	—

Total revenue	$242,951	$260,243	$(2,949)

Iridium Communications Inc. and Iridium Holdings LLC

Quarterly Summary Highlights

	Iridium Holdings LLC	Iridium Communications Inc.
	Period July 1, 2009 to September 29, 2009	Three Months Ended September 30, 2010	% Change
	(In thousands, except ARPU)
Revenue
Service revenue(1)
Commercial
Voice and M2M data service
Voice	$39,357	$41,505	5.5%
M2M data(2)	4,324	5,821	34.6%

Total commercial voice and M2M data service	43,681	47,326	8.3%

Government(3)
Voice and M2M data service
Voice	13,253	14,967	12.9%
M2M data	202	405	100.5%

Total government voice and M2M data service	13,455	15,372	14.2%

Total service revenue	57,136	62,698	9.7%

Subscriber equipment	21,117	27,075	28.2%

Engineering and support(4)
Government	5,956	4,146	-30.4%
Commercial	248	608	145.2%

Total engineering and support	6,204	4,754	-23.4%

Total Revenue	$84,457	$94,527	11.9%

Billable subscribers (5)
Commercial
Voice and M2M data service
Voice	237	270	13.9%
M2M data	69	101	46.4%

Total commercial voice and M2M data service	306	371	21.2%

Government
Voice and M2M data service
Voice	30	36	20.0%
M2M data	3	6	100.0%

Total government voice and M2M data service	33	42	27.3%

Total billable subscribers	339	413	21.8%

Net additions
Commercial
Voice and M2M data service
Voice	7	8
M2M data	3	18

Total commercial voice and M2M data service	10	26

Government
Voice and M2M data service
Voice	1	4
M2M data	—	—

Total government voice and M2M data service	1	4

Total billable subscribers	11	30

ARPU(6)
Commercial
Voice	$56	$52	-7.1%
M2M data	$21	$21	0.0%
Government
Voice	$151	$149	-1.3%
M2M data	$21	$22	4.8%

Operational EBITDA and margin
Total revenue	$84,457	$94,527
Operational EBITDA adjustments that impact revenue:
Purchase accounting adjustments	—	929
Iridium NEXT revenue	(576)	(19)

Adjusted revenue(7)	$83,881	$95,437

Operational EBITDA	$38,510	$47,096	22.3%
Operational EBITDA margin(8)	45.9%	49.3%	3.4%

(1)	Service revenue primarily consists of subscription-based services which often generate a long-term recurring revenue stream from the subscribers.
(2)	M2M data service provides a two-way short burst data transmission between Iridium Communications Inc.’s network and a telemetry unit, which may be located, for example, on a container in transit or a buoy monitoring oceanographic conditions.
(3)	Government service revenue consists of voice and M2M data subscription-based services provided to agencies of the U.S. government through prime contracts or subcontracts.
(4)	Engineering and support includes maintenance services to the U.S. government’s dedicated gateway in Hawaii and engineering services to assist customers in developing new technologies for use on Iridium Communications Inc.’s satellite system.
(5)	Subscribers as of the end of the respective period.
(6)	ARPU is calculated by dividing the revenue in the respective period by the average of the number of billable subscribers at the beginning of the period and the number of billable subscribers at the end of the period and then dividing the results by the months in the period.
(7)	Adjusted revenue is total revenue adjusted for the impact of Operational EBITDA adjustments.
(8)	Operational EBITDA margin is calculated by dividing Operational EBITDA by adjusted revenue.